Exhibit 10.10d

May 18, 2004

Mr. Fred H. Langhammer

[address]

[address]

Dear Fred:

This letter sets out the arrangements for your continuing association with The Estee Lauder Companies Inc. (the “Company”) in a senior consultative capacity after your retirement on June 30, 2004.

1.                     As of June 30, 2004, you will have resigned from your position as Chief Executive Officer and Member of the Board of Directors of the Company, and from all positions of organizational authority that you presently hold in the Company’s affiliates and subsidiaries.

2.                     From and after July 1, 2004, you have agreed to serve in the position of Chairman, Global Affairs.  In this role you shall hold yourself available for consultation and senior level representation of the Company regarding business development in both existing and potential market environments.

3.                     Your appointment to the position of Chairman, Global Affairs and your acting in such capacity is not intended to, and does not, continue your status as an executive officer of the Company, and while functioning in such position you shall have neither the responsibility nor the organizational authority of an executive officer.

4.                     The initial term of this agreement shall be for the two year period commencing July 1, 2004 and continuing through June 30, 2006.  Thereafter, this agreement shall be renewed on a year to year basis unless, prior to December 31, 2005 or any December 31 thereafter you or the Company determine that this agreement shall be terminated as of the next occurring June 30.

5.                     Subject to adjustment as set out at Paragraph 8, below, the Company shall compensate you for your services as Chairman, Global Affairs in the gross amount of $500,000 per year, payable quarterly in advance during the continued term of this agreement.

6.                     To assist in your performance of services hereunder, the Company shall provide to you an office appropriate to your senior consultative status at its headquarters location and the services of an administrative assistant during the continued term of this agreement.

7.                     As currently contemplated, your activity as Chairman, Global Affairs will best be supported by your travel and interactions in the Asia/Pacific region approximately two times each year, with a similar commitment to the European area.  All air travel, land arrangements and business related entertainment will be provided and/or reimbursed in a manner consistent with that afforded to senior executives of the Company.  Additionally, travel related expenses of Mrs. Langhammer will be reimbursed by the Company in those instances in which her accompaniment is appropriate to business need and convenient to her schedule.

8.                     In the event that during any fiscal year of the Company you shall devote more than fifty days (or full day equivalents, inclusive of days of travel of more than four hours) the Company shall pay to you, in addition to the amount set out at Paragraph 5, above, the gross amount of $5,000 for each day in excess of fifty.  This amount, if any, shall be payable annually in arrears, upon your submission of a claim therefor in a form reasonably acceptable to the Company.

9.                     Your appointment as Chairman, Global Affairs and your acting in such capacity shall not be deemed eligible service for purposes of the Company’s employee benefit plans, and such service shall have no effect on your retirement benefits or the continuation of your retiree medical benefits, all of which have been set out in your prior employment agreements.  During the term of this agreement, however, you shall be deemed a senior business invitee of the Company for purposes of Business Travel Accident Insurance arrangements provided by the Company.

10.               You acknowledge that for all purposes of this agreement you are an independent contractor and shall be solely liable for all income, self employment, personal service, unincorporated business or other similar tax imposed by any jurisdiction in connection with this agreement or your performance of services hereunder.

Please acknowledge your agreement to all of the foregoing by executing the enclosed copy of this letter and returning it to the undersigned.

Very truly yours,

/s/ Andrew J. Cavanaugh

Andrew J. Cavanaugh

Senior Vice President Global Human Resources

Acknowledged and Agreed to:

/s/ Fred H. Langhammer
Fred H. Langhammer

Date:	30-6-2004

Cc: Leonard A. Lauder
Richard D. Parsons
William P. Lauder